                                                                    EXHIBIT (12)

                        SUPERVALU INC. and Subsidiaries
                      Ratio of Earnings to Fixed Charges
                            For Fiscal Years Ended
[CAPTION]

(in thousands, except ratios)             1995       1994       1993       1992       1991
                                        --------   --------   --------   --------   --------
Earnings before income taxes            $ 15,925   $294,080   $258,618   $322,840   $225,680
Less undistributed earnings of ShopKo    (10,902)    (8,306)   (16,582)   (14,891)         -
                                        --------   --------   --------   --------   --------
Earnings before income taxes               5,023    285,774    242,036    307,949    225,680
Interest expense                         135,383    120,292     83,066     72,693     76,411
Interest on operating leases              18,204     17,288      6,661      2,732      3,435
                                        --------   --------   --------   --------   --------
                                        $158,610   $423,354   $331,763   $383,374   $305,526
                                        ========   ========   ========   ========   ========
Total fixed charges                      153,587    137,580     89,727     75,425     79,846
                                        ========   ========   ========   ========   ========
Ratio of earnings to fixed charges          1.03       3.08       3.70       5.08       3.83
                                        ========   ========   ========   ========   ========
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